Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150392, 333-173245 and 333-194812 on Form S-8 of our report dated December 18, 2013 (December 12, 2014 as to the retrospective adjustments for discontinued operations discussed in Note 1, and December 15, 2015 as to the retrospective adjustments for change in the composition of reportable segments discussed in Note 18), relating to the 2013 consolidated financial statements of Quanex Building Products Corporation and subsidiaries, appearing in this Annual Report on Form 10-K of Quanex Building Products Corporation for the year ended October 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
December 15, 2015